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                                                                    EXHIBIT 99.2


CONNETICS COMPLETES ACQUISITION OF
SOLTEC RESEARCH PTY LTD

PALO ALTO, Calif., April 23 /PRNewswire Interactive Press Release/ -- Connetics Corporation (Nasdaq: CNCT) today announced that it has completed the acquisition of Soltec Research Pty Ltd, a division of Australia-based F.H. Faulding & Co Limited. Connetics has acquired all of Soltec's issued capital for Australian $32 million. On March 21, 2001, Connetics announced the agreement to acquire Soltec.

Connetics' two marketed dermatology products and current development programs are based on technology developed by Soltec. Soltec has been developing innovative delivery systems for new dermatology products for over 10 years, and has leveraged its broad range of drug delivery technologies by entering into license agreements with dermatology companies around the world. Those license agreements bear royalties payable to Soltec for currently marketed products, as well as potential future royalties for products under development.

"We are delighted to have Soltec join Connetics," said Thomas G. Wiggans, President and CEO of Connetics. "This is a strategically important and tremendously exciting transaction for us. We have secured worldwide rights to broad and innovative topical delivery technologies. We now fully own our existing dermatology products and have an increased ability to develop new proprietary products. In addition, we are integrating a profitable operating company that will be accretive to earnings. This deal squarely reinforces our commitment to building the leading company serving the dermatology specialty."

By acquiring Soltec, Connetics will gain worldwide rights to a number of unique topical delivery systems, including several distinctive aerosol foams including aqueous-, ethanol- and petrolatum-based foams. These new aerosol foams may present product opportunities similar to Connetics' foam delivery system for Luxiq(R) and OLUX(TM). In addition, Connetics will own worldwide rights to Liquipatch(TM), a gel-matrix delivery system that applies to the skin like a normal gel and dries to form a very thin, invisible, water-resistant film. This film enables a controlled release of the active agent to provide longer relief, while potentially being less irritating. Consolidating the rights to these technologies enables Connetics to populate its own product development portfolio, as well as pursue business development agreements with other pharmaceutical companies.

About Connetics

Connetics Corporation, headquartered in Palo Alto, California, is a biopharmaceutical company focused on the development and commercialization of novel therapeutics for the dermatology market and on the development of recombinant human relaxin for multiple indications. For more information about Connetics and its products, please visit Connetics' Web Site at www.connetics.com, or send e-mail to ir@connetics.com.




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Except for the historical information contained herein, this press release contains forward-looking statements concerning Connetics' product development, commercialization capabilities, corporate revenue and profit, that involve risks and uncertainties. All forward-looking statements and other information included in this press release are based on information available to Connetics as of the date hereof, and Connetics assumes no obligation to update any such forward-looking statements or information. Connetics' actual results could differ materially from those described in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics' most recently filed Annual Report on Form 10-K. The significant risks include, but are not limited to, the uncertainty of success of Connetics' efforts in research, development, commercialization and product acceptance, as well as the uncertainties associated with the protection of Connetics' proprietary rights, the lengthy and expensive regulatory process and competition from other products.



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